Exhibit 5.1

August 19, 2019

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, Connecticut 06155

We have acted as special counsel to The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-231592) of $600 million aggregate principal amount of 2.800% Senior Notes due 2029 (the “2029 Notes”) and $800 million aggregate principal amount of 3.600% Senior Notes due 2049 (together with the 2029 Notes, the “Notes”). Such registration statement, as amended as of its most recent effective date (August 8, 2019), insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25.01, is herein called the “Registration Statement;” the related prospectus dated May 17, 2019, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” and the related prospectus supplement dated August 8, 2019, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.” The Notes will be issued under an indenture dated as of April 11, 2007 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the first supplemental indenture dated as of August 9, 2013 (the “First Supplemental Indenture”) and the second supplemental indenture dated as of August 19, 2019 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Senior Notes Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

The Hartford Financial Services Group, Inc., p. 2

(a)	the Registration Statement;

(b)	the Final Prospectus;

(c)

an executed copy of the Senior Notes Pricing Agreement dated August 8, 2019 (the “Senior Notes Pricing Agreement”), incorporating the Senior Notes Underwriting Agreement General Terms and Conditions dated August 8, 2019 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule I to the Underwriting Agreement;

(d)	a facsimile copy of the Notes in global form as executed by the Company and authenticated by the Trustee;

(e)	executed copies of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture;

(f)	the Officers’ Certificate, dated August 19, 2019, establishing the terms of the Notes in accordance with Sections 102 and 301 of the Senior Notes Indenture; and

(g)

copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Senior Notes Pricing Agreement).

Based on the foregoing, and subject to the further qualifications set forth below, it is our opinion that the Notes have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Notes Indenture.

The Hartford Financial Services Group, Inc., p. 3

Insofar as the foregoing opinion relates to the valid existence and good standing of the Company, it is based solely on confirmation from public officials. Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation (excluding for such purposes any matter relating to the insurance laws and regulations of each such State)) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the law of the State of New York and the General Corporation Law of the State of Delaware (excluding for such purposes any matter relating to the insurance laws and regulations of each such State).

We hereby consent to the use of our name in the Final Prospectus under the heading “Validity of the Senior Notes,” as counsel for the Company who has passed on the validity of the Notes, and as having prepared this opinion, and to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, dated August 19, 2019. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Craig B. Brod
Craig B. Brod, a Partner